EXHIBIT 21.1

                           Subsidiaries of Registrant

                      The Company's only Subsidiaries are:

               1. U.S. Commercial Funding Corp., a Florida Corporation;

               2. U.S. Commercial Funding Corp., an Illinois Corporation

               3. Salt Lake Mortgage Corp., a Utah Corporation

               4. Advantage Realty Corp., a Utah Corporation